EXHIBIT 23

INDEPENDENT AUDITORS CONSENT

The Board of Directors

AVI BioPharma, Inc.,

We consent to the incorporation by reference in the registration statement Nos. 333-68502, 333-45888, 333-93135 and 333-86039 on Forms S-3 and Nos. 333-49996, 333-49994 and 333-34047 on Forms S-8 of AVI BioPharma, Inc. of our report dated February 14, 2003, with respect to the balance sheet of AVI BioPharma, Inc. as of December 31, 2002 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of AVI BioPharma, Inc.

/s/ KPMG LLP

Portland, Oregon,

March 31, 2003